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                                                                   Exhibit 10.12

QUALITY DISTRIBUTION

Thomas L. Finkbiner
President & CEO

October 23, 2001

Mr. Charlie O'Brien
PO Box 682
Bridgeport, NJ 08014

Dear Charlie:

This relates to our conversation of October 2, 2001 and should serve as a memo of understanding between you and the company.

         1. As of January 1, you will continue to be a member of the Board of Directors of Quality Distribution. The company will pick up your expenses to attend Board meetings.
         2. You will continue to be employed as a Special Assistant to the CEO at a salary of $1,000 per week through June 30, 2002. During this time your benefits will continue to be in effect. We are researching methods to continue those benefits beyond that time.
         3. QDI will continue to support your laptop and cellular phone for that period of time.
         4. The company will continue to support your attendance at the NTTC meetings in return for-an agenda of what you expect to accomplish at those meetings and or outline of your meeting results.
         5. QDI asks you to remain on the Environmental Committee until further notice.
         6. With respect to your split dollar insurance policy, the company is willing to sell it to you for book value, approximately $54,000 or you may leave it to accrue value as long as you are employed by the company.
         7. As you know, the company has been successful in achieving an agreement with the union employees at Bridgeport that will take them out of the union. As a result, the company plans to adjust your Affiliate percentage to 12% effective February 1, 2002, which is consistent with the six-month anniversary of your Affiliateship.

I believe that addresses all of the issues that we talked about on October 2. Please signify your acceptance of these items by signing and returning one copy of this correspondence.


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Charlie, the company wishes to continue our business relationship beyond June
30, 2002 and intends to better define that relationship at least thirty days before June 30. We continue to value your services, both as an Affiliate and as a member of the senior management team of the company.

Respectfully,

/s/ TOM FINKBINER                                    /s/ CHARLIE O'BRIEN
--------------------                                 ------------------------
Tom Finkbiner                                        Charlie O'Brien
President and CEO                                    Special Assistant to CEO